Exhibit 99.1

GAP INC. REPORTS JANUARY AND FOURTH QUARTER RESULTS

SAN FRANCISCO - February 6, 2017 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended January 28, 2017 increased 2 percent to $828 million compared with net sales of $813 million for the four-week period ended January 30, 2016. For the fourth quarter of fiscal year 2016, Gap Inc.’s net sales increased 1 percent to $4.43 billion compared with $4.39 billion for the fourth quarter last year.

“Against a challenging retail backdrop, we’re pleased to report growth in our top-line and comp sales during the critical holiday quarter,” said Art Peck, chief executive officer, Gap Inc. “We remain focused on actions that will strengthen our brands and recapture market share.”

January Comparable Sales Results
Gap Inc.’s comparable sales for January 2017 were up 1 percent compared with a decline of 8 percent last year. Comparable sales by global brand for January 2017 were as follows:

•	Old Navy Global: positive 2 percent versus negative 6 percent last year

•	Gap Global: positive 3 percent versus negative 6 percent last year

•	Banana Republic Global: negative 4 percent versus negative 17 percent last year

Fourth Quarter Comparable Sales Results
Gap Inc.’s comparable sales for the fourth quarter of fiscal year 2016 were up 2 percent compared with a decline of 7 percent last year. Comparable sales by global brand for the fourth quarter were as follows:

•	Old Navy Global: positive 5 percent versus negative 8 percent last year

•	Gap Global: flat versus negative 3 percent last year

•	Banana Republic Global: negative 3 percent versus negative 14 percent last year

Full-Year and Fourth Quarter Guidance
For fiscal year 2016, the company now expects its reported diluted earnings per share to be in the range of $1.68 to $1.69. On an adjusted basis, Gap Inc. now expects its full-year 2016 adjusted earnings per share to be in the range of $2.01 to $2.02, excluding the following impacts:

•	Costs associated with the company’s previously announced store closure and streamlining initiatives of about $0.41, which includes the impact from a higher tax rate;

•	A non-cash goodwill impairment charge of about $0.18 related to Intermix;

•	A gain of about $0.11 from insurance proceeds related to a fire which occurred in a building on the company’s Fishkill distribution center campus;

•	A non-recurring tax benefit of about $0.15.

Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, in the table at the end of this press release.

The company noted that its expected fiscal year 2016 adjusted earnings per share range includes a fourth quarter benefit of about $0.03 from a lower effective tax rate versus last year’s rate, primarily due to changes in the company’s geographical mix of earnings. As a result, Gap Inc. now expects a full-year reported effective tax rate of about 40 percent, or about 39 percent excluding restructuring costs and other one-time items.

For the fourth quarter of fiscal year 2016, the company expects its reported diluted earnings per share to be in the range of $0.54 to $0.55, or about $0.50 to $0.51 on an adjusted basis. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, in the table at the end of this press release.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on February 6, 2017 and available for replay until 1:15 p.m. Pacific Time on February 10, 2017.

Fourth Quarter Earnings
Gap Inc. will release its fourth quarter earnings results via press release on February 23, 2017 at 1:15 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results during a live conference call and webcast on February 23, 2017 from approximately 2:00 p.m. to 3:00 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 3648818). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	earnings per share for the fourth quarter of fiscal year 2016 and fiscal year 2016; and

•	the effective tax rate for fiscal year 2016.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial expectations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 6, 2017. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2016 net sales were $15.5 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Tina Romani (415) 427-5264 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED DILUTED EARNINGS PER SHARE RANGE

Adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for the fourth quarter and full year of fiscal year 2016 is provided to enhance visibility into the company's expected underlying results for the period excluding the impact of one-time charges including estimated restructuring costs, estimated goodwill impairment charge, estimated gain from insurance proceeds, and the estimated tax impact of a legal structure realignment. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the one-time nature of the charges, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. Additionally, management uses adjusted earnings per share as a key performance measure for the purposes of evaluating performance internally. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	13 Weeks Ended		52 Weeks Ended
	January 28, 2017		January 28, 2017
	Low End	High End	Low End	High End
Expected earnings per share - diluted	$0.54	$0.55	$1.68	$1.69
Add: Estimated restructuring costs (a)	0.04	0.04	0.41	0.41
Add: Estimated goodwill impairment (b)	0.18	0.18	0.18	0.18
Less: Estimated insurance gain (c)	(0.11)	(0.11)	(0.11)	(0.11)
Less: Estimated tax impact of a legal structure realignment (d)	(0.15)	(0.15)	(0.15)	(0.15)
Adjusted expected earnings per share - diluted	$0.50	$0.51	$2.01	$2.02

(a) Represents the estimated earnings per share impact of restructuring costs related to store closures, streamlining the company's operations and certain incremental tax expenses.

(b) Represents the estimated goodwill impairment charge related to Intermix, which is not deductible for tax purposes.

(c) Represents the estimated gain from insurance proceeds, net of tax, related to the fire that occurred in one of the buildings at a Company-owned distribution center campus in Fishkill, New York.

(d) Represents the estimated favorable income tax impact of a legal structure realignment.